NIVS Restates Certain Financial Results from the
September 30, 2009 Fiscal Period

Huizhou, Guangdong, China, February 23, 2010 – NIVS IntelliMedia Technology Group, Inc. (“NIVS” or the “Company”) (NYSE Amex: NIV), a consumer electronics company that designs, manufactures and sells intelligent audio and visual products, today announced the restatement of certain financial results, specifically that the Company’s selling expense as reported for the three months ended September 30, 2009 were overstated and that an error in the accounting treatment of certain unrecorded liabilities resulted in an understatement of the Company’s liabilities and expenses for the three and nine months ended September 30, 2009.  As a net result, gross profit, income from operations, net income, net income per share and shareholders’ equity were overstated for the periods.

Selling expense for the period was overstated by $618,212 for the three months ended September 30, 2009 and unrecorded liabilities of $870,000 were recognized during for the three and nine months ended September 30, 2009 related to the Company’s obligation to contribute to an employee housing fund under PRC (“Peoples Republic of China”) law. The Company will be required to make up past contributions and may be subject to penalties if the Company receives notice for payment from PRC housing agencies.

As a net result of the restatements, gross profit for the nine month period ended September 30, 2009, which was originally reported to be $28.1 million, was restated to $27.5 million, a difference of $0.6 million.  Income from operations, which was originally reported to be $16.9 million, while in actuality was $16.0 million, a difference of $0.9 million.  Net income attributable to NIVS IntelliMedia Technology Group, Inc. , which was originally reported to be $13.2 million, was restated to $12.5 million, a difference of $0.7 million.  Net income per share on a diluted basis, which was originally reported to be $0.33, was restated to $0.31, a difference of $0.02.  Total NIVS IntelliMedia Technology Group, Inc. shareholders’ equity as of September 30, 2009, which was originally reported to be $68.6 million, was restated to $67.9 million, a difference of $0.7 million.

In addition to the restatements, the Company reclassified restricted cash of $6.1 million and $2.3 million for the nine months ended September 30, 2009 and 2008, respectively, in its Consolidated Statements of Cash Flows from “Cash flows from operating activities” to “Cash flows from investing activities”, resulting in a decrease in cash provided by operating activities by $6.1 million for the nine months ended September 30, 2009 and an decrease in cash used in operating activities by $2.3 million for the nine months ended September 30, 2008.

About NIVS IntelliMedia Technology Group, Inc.

NIVS IntelliMedia Technology Group is an integrated consumer electronics company that designs, manufactures, markets and sells intelligent audio and video products in China, Greater Asia, Europe, and North America. The NIVS brand has received “Most Popular Brand” distinction in China’s acoustic industry for three consecutive years, among numerous other awards.  NIVS has developed leading Chinese speech interactive technology, which forms a foundation for the Company’s intelligent audio and visual systems, including digital audio, LCD televisions, digital video broadcasting (“DVB”) set-top boxes, peripherals and more.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including, but not limited to completion and audit of the Company's financial statements for the fourth quarter and year end 2009; the Company's ability to remediate the significant deficiencies and/or material weakness(es) in its internal controls; the Company’s ability to effectively integrate the operations and management of acquisition targets; the Company’s ability to timely deliver products; the Company’s ability to timely develop and market new products; the Company’s ability to continue to borrow and raise additional capital to fund its operations; the Company’s ability to accurately forecast amounts of supplies needed to meet customer demand; exposure to market risk through sales in international markets; the market acceptance of the Company’s products; exposure to product liability and defect claims; fluctuations in the availability of raw materials and components needed for the Company’s products; protection of the Company’s intellectual property rights; and changes in the laws of the PRC that affect the Company’s operations. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the discussed above and in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume an obligation to update these forward-looking statements.

For more information, please contact:

Company Contact:
Jason Wong
Vice President Investor Relations
Tel: +86-138 299 16919
Email: jason@nivsgroup.com

Investor Contact:
United States & Canada
BPC Financial Marketing
John Baldissera
Tel: 800-368-1217